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                                                               Exhibit 11(a)(8)

This announcement is neither an offer to exchange nor a solicitation of an offer to exchange any securities. The Offer is being made solely by the Offering Circular/Prospectus dated November 4, 1998 and the related Letter of Transmittal/Election Form or Application Form/Deed of Transfer, as applicable, and is being made to all holders of shares of PolyGram N.V. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of securities in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, The Seagram Company Ltd. may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of PolyGram Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made on behalf of The Seagram Company Ltd. by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of The Seagram Company Ltd. by Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

NOTICE OF EXCHANGE OFFER FOR
ALL ISSUED SHARES
OF
POLYGRAM N.V.
FOR
NLG 115 IN CASH OR 1.3772 COMMON SHARES OF THE SEAGRAM COMPANY LTD.

The Seagram Company Ltd., a corporation organized under the laws of Canada ("Seagram"), is offering, upon the terms and subject to the conditions set forth in the Offering Circular/Prospectus dated November 4, 1998 (the "Offering Circular/Prospectus") and in the related Letter of Transmittal/Election Form or Application Form/Deed of Transfer, as applicable (collectively, the "Offer"), to acquire all issued shares, par value NLG 0.50 per share ("PolyGram Shares"), of PolyGram N.V., a corporation incorporated under the laws of the Netherlands ("PolyGram"), not already owned by Seagram or its affiliates for, at the election of each holder of PolyGram Shares, per share consideration of either
(i) 1.3772 common shares without nominal or par value ("Seagram Shares") of Seagram (the "Share Consideration") or (ii) NLG 115, net to the seller in cash (the "Cash Consideration" and, together with the Share Consideration, the "Offer Consideration"); provided, that Share Consideration shall be paid in respect of 34,783,758 PolyGram Shares and Cash Consideration shall be paid in respect of all other tendered PolyGram Shares. Holders of PolyGram U.S. Registered Shares (as defined below) will receive all cash payments pursuant to the Offer in U.S. Dollars unless the holder elects to receive all such payments in Dutch Guilders.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 3:00 P.M., AMSTERDAM TIME (9:00 A.M., NEW YORK CITY TIME), ON FRIDAY, DECEMBER 4, 1998, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PURSUANT TO THE OFFER A NUMBER OF POLYGRAM SHARES WHICH, WHEN ADDED TO ANY POLYGRAM SHARES PREVIOUSLY ACQUIRED BY SEAGRAM, CONSTITUTES AT LEAST 95% OF THE ISSUED SHARE CAPITAL OF POLYGRAM AS OF THE EXPIRATION DATE (THE "MINIMUM CONDITION"). As of the date of the Offering Circular/Prospectus, Seagram does not own any PolyGram Shares. The Offer is also subject to other terms and conditions (together with the Minimum Condition, the "Offer Conditions") described in the Offering Circular/Prospectus, which PolyGram shareholders should carefully consider. The term "Expiration Date" means 3:00 p.m., Amsterdam time (9:00 a.m., New York City time), on Friday, December 4, 1998 unless and until Seagram shall have extended the period of time during which the Offer is open in accordance with the Offer Agreement referred to below, in which event the "Expiration Date" shall mean the latest time and date at which the Offer, as so extended, shall expire.


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The Offer is being made pursuant to an offer agreement dated as of June 21, 1998
(the "Offer Agreement") among Seagram, PolyGram and Koninklijke Philips Electronics N.V., a corporation incorporated under the laws of the Netherlands ("Philips") and the beneficial owner of 135,000,000, or 75%, of the 180,000,000 issued PolyGram Shares as of the date of the Offering Circular/Prospectus. Any PolyGram shareholders who do not tender their PolyGram Shares will remain shareholders of PolyGram following consummation of the Offer until such time as Seagram acquires at least 95% of the issued PolyGram Shares and the Enterprise Division of the Court of Appeals in Amsterdam subsequently approves a compulsory acquisition (the "Compulsory Acquisition") of the remaining minority PolyGram Shares pursuant to the Dutch Civil Code. Those PolyGram shareholders who do not tender their PolyGram Shares pursuant to the Offer are not entitled to receive consideration for their PolyGram Shares from Seagram at any time subsequent to the consummation of the Offer unless Seagram effects the Compulsory Acquisition or otherwise agrees to acquire such holder's PolyGram Shares in accordance with applicable law. Following consummation of the Offer, Seagram intends to effect a corporate reorganization of PolyGram and its subsidiaries which may include, among other things, the transfer of subsidiaries from PolyGram to affiliates of Seagram for fair market value and the distribution of substantially all the proceeds received from such transfers as a dividend (a "Post-Closing Dividend") to PolyGram shareholders. Receipt of a Post-Closing Dividend by non-tendering PolyGram shareholders could have adverse tax consequences to such shareholders. The Offer Agreement is more fully described in the Offering Circular/Prospectus.

Seagram and Philips have entered into (i) a tender agreement dated as of June 21, 1998 pursuant to which Philips has agreed, among other things, for so long as the Offer Agreement is in effect, to validly tender pursuant to and in accordance with the terms of the Offer and not withdraw such tender of all of its PolyGram Shares and to elect to receive Share Consideration in respect of all of its PolyGram Shares, (ii) a voting agreement dated as of June 21, 1998 relating to the voting of such PolyGram Shares prior to consummation of the Offer and (iii) a stockholders agreement dated as of June 21, 1998 pursuant to which Seagram and Philips have agreed to certain arrangements relating to Philips' ownership of Seagram Shares following consummation of the Offer. In addition, to the extent fully permitted by law, PolyGram has agreed to validly tender pursuant to the Offer and not withdraw such tender of all of the PolyGram Shares held in treasury as of the Expiration Date (1,645,526, or approximately 0.9%, of the issued PolyGram Shares as of September 30, 1998) and to elect to receive Cash Consideration in respect of all such PolyGram Shares.


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EACH OF THE POLYGRAM BOARD OF MANAGEMENT, BY UNANIMOUS VOTE, AND THE POLYGRAM
SUPERVISORY BOARD, BY AFFIRMATIVE VOTE OF ALL DIRECTORS (OTHER THAN TWO DESIGNEES OF PHILIPS, WHO ABSTAINED), HAS DETERMINED THAT THE OFFER IS IN THE BEST INTERESTS OF POLYGRAM AND IS FAIR TO THE POLYGRAM SHAREHOLDERS, HAS APPROVED THE OFFER AGREEMENT AND RECOMMENDS THAT POLYGRAM SHAREHOLDERS TENDER THEIR POLYGRAM SHARES IN THE OFFER.

For purposes of the Offer, Seagram will be deemed to have accepted PolyGram Shares properly tendered and for which the tender has not been not properly withdrawn ("Tendered Shares") as, if and when Seagram gives oral or written notice to MeesPierson N.V. (the "Dutch Exchange Agent") and Citibank, N.A. (the "U.S. Exchange Agent" and, together with the Dutch Exchange Agent, the "Exchange Agents") of Seagram's acceptance of such Tendered Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Seagram will accept pursuant to the Offer, and will pay Cash Consideration or issue Share Consideration for, all Tendered Shares promptly after the Expiration Date. Under no circumstances will interest be paid pursuant to the Offer, regardless of any delay in making any payment. Payment for tendered PolyGram U.S. Registered Shares accepted pursuant to the Offer will be made only after timely receipt by the U.S. Exchange Agent of (i) share certificates for tendered PolyGram U.S. Registered Shares, or timely confirmation of a book-entry transfer of such Tendered Shares into the U.S. Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth under "The Offer--Procedure for Tendering PolyGram Shares--For Holders of PolyGram U.S. Registered Shares--Book-Entry Transfer" in the Offering Circular/Prospectus,
(ii) the Letter of Transmittal/Election Form, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined in the Offering Circular/Prospectus) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal/Election Form. The term "PolyGram U.S. Registered Shares" means PolyGram Shares held in certificated form and registered in PolyGram's shareholders' registry in New York City, for which Citibank, N.A. serves as the transfer agent and registrar (the "New York Registry"). Payment for tendered PolyGram Shares which are not PolyGram U.S. Registered Shares ("Dutch PolyGram Shares") accepted pursuant to the Offer will be made only after timely receipt by the Dutch Exchange Agent of the documents described under "The Offer--Procedure for Tendering PolyGram Shares--For Holders of Dutch PolyGram Shares" in the Offering Circular/Prospectus.

To the maximum extent permitted by Dutch Law (as defined in the Offering Circular/Prospectus), Seagram expressly reserves the right (but shall not be obligated), in its sole discretion, to waive any of the Offer Conditions (except as described in the last sentence of this paragraph) and make any changes, to the extent permitted by the Offer Agreement, Dutch Law and other applicable law, to the terms and conditions of the Offer (or extend the Offer beyond a scheduled Expiration Date if any of the Offer Conditions is not satisfied) by giving oral or written notice of such waiver, amendment or extension to the Exchange Agents. Notwithstanding the foregoing, (i) Seagram may not make any change to any of the Offer Conditions unless Seagram terminates the Offer and commences a new offer, if so required by Dutch Law, and (ii) unless previously approved by PolyGram and Philips in writing, Seagram may not make any change to the terms and conditions of the Offer that increases the Minimum Condition, decreases the price per share payable in the Offer, changes the form of consideration payable in the Offer (other than by adding consideration), reduces the maximum number of PolyGram Shares to be purchased in the Offer, or amends the terms of the Offer or the Offer Conditions or imposes additional conditions or terms to the Offer which are adverse to PolyGram shareholders or make the likelihood of the Offer succeeding more remote in any material respect. Moreover, Seagram has agreed in the Offer Agreement that, in the event that the Offer Agreement is terminated,
(i) Seagram will not be entitled to waive the Minimum Condition without the prior written consent of Philips and PolyGram and (ii) unless PolyGram otherwise agrees, Philips will not tender its PolyGram Shares in the Offer and Philips will withdraw the tender of any of its PolyGram Shares previously tendered in the Offer.

Subject to the provisions of the Offer Agreement (including those described in the next paragraph), if by the Expiration Date any or all of the Offer Conditions have not been satisfied, Seagram reserves the right (but shall not be obligated) to (i) terminate the Offer and return all Tendered Shares to tendering PolyGram shareholders, (ii) waive all of the Offer Conditions not satisfied and, subject to complying with applicable rules and regulations of the United States Securities and Exchange Commission and Dutch Law, accept all Tendered Shares, (iii) extend the Offer and, subject to the terms of the Offer (including the rights of PolyGram shareholders to withdraw their Tendered Shares as described under "The Offer--Withdrawal Rights" in the Offering Circular/Prospectus), retain the Tendered Shares until the termination of the Offer, as extended, or (iv) amend the Offer, subject to the restrictions described in the immediately preceding paragraph and to applicable law (including Dutch Law).

Notwithstanding the foregoing, pursuant to the Offer Agreement, Seagram has agreed that, if it is unable to consummate the Offer at the then-current Expiration Date due to the failure of any of the Offer Conditions to be satisfied or waived, it will, unless the Offer Agreement is terminated in accordance with its terms, extend the Offer and set a subsequent scheduled Expiration Date, and will continue to so extend the Offer and set subsequent scheduled Expiration Dates, until the later of December 31, 1998 and 60 days following the satisfaction or waiver of certain conditions described in the Offering Circular/Prospectus (the "Termination Date") (provided that under no circumstances is Seagram required to extend the Offer past June 21, 1999). In the event that the Offer is extended, each subsequent scheduled Expiration Date will be not later than the earliest of (i) 20 business days following the previous scheduled Expiration Date, (ii) the date on which Seagram reasonably believes that all Offer Conditions (other than the Minimum Condition) will be satisfied or waived and (iii) the Termination Date. During any extension of the Offer, PolyGram Shares tendered prior to such extension will continue to be Tendered Shares, subject to the rights of a tendering PolyGram shareholder to withdraw such holder's Tendered Shares. Any extension, amendment or termination of the Offer will be followed as promptly as practicable, but in any event in accordance with applicable law, by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the U.S. Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any announcement will also comply with the Listing and Issuing Rules of Amsterdam Exchanges N.V. and the SER-Besluit Fusiegedragsregels 1975 (the "Dutch Merger Code").

Pursuant to the Offer Agreement, Seagram may, at any time, transfer or assign to one or more subsidiaries of Seagram (organized or incorporated under the laws of Canada, the United States, the Netherlands or any other jurisdiction, provided that such other jurisdiction would not impose a withholding tax on the payment of the Offer Consideration) the right to purchase all or any portion of the Tendered Shares, but any such transfer or assignment will not relieve Seagram of its obligations under the Offer or prejudice the rights of tendering PolyGram shareholders to receive payment for the Tendered Shares which are accepted pursuant to the Offer.

Tenders of PolyGram Shares made pursuant to the Offer are irrevocable, except that tenders of PolyGram Shares pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted by Seagram pursuant to the Offer, may also be withdrawn at any time after January 2, 1999 (or such later date as may apply in case the Offer is extended), in each case to the fullest extent permitted by the U.S. Exchange Act and the rules and regulations promulgated thereunder and applicable Dutch Law and according to the procedures described in the Offering Circular/Prospectus. For a withdrawal of a tender of PolyGram U.S. Registered Shares to be effective, a written or telex transmission notice of withdrawal must be timely received by the U.S. Exchange Agent at one of its addresses set forth on the back cover of the Offering Circular/Prospectus. Any notice of withdrawal must specify the name of the person who tendered the PolyGram U.S. Registered Shares for which the tender is to be withdrawn, the number of PolyGram U.S. Registered Shares for which the tender is to be withdrawn and the name of the registered holder, if different from that of the person who tendered such shares. If share certificates for PolyGram U.S. Registered Shares for which the tender is to be withdrawn have been delivered or otherwise identified to the U.S. Exchange Agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the U.S. Exchange Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offering Circular/Prospectus) unless such PolyGram U.S. Registered Shares have been tendered for the account of an Eligible Institution. If PolyGram U.S. Registered Shares have been tendered pursuant to the procedure for book-entry transfer as described under "The Offer--Procedure for Tendering PolyGram Shares--For Holders of PolyGram U.S. Registered Shares--Book-Entry Transfer" in the Offering Circular/Prospectus, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the PolyGram U.S. Registered Shares for which the tender is to be withdrawn, in which case a notice of withdrawal will be effective if delivered to the U.S. Exchange Agent by any method of delivery described in the second sentence of this paragraph. For the procedures for the withdrawal of a tender of Dutch PolyGram Shares, reference is made to the section of the Offering Circular/Prospectus entitled "The Offer--Withdrawal Rights." All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Seagram, in its sole discretion, whose determination will be final and binding. Any PolyGram Shares for which the tender has been properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, PolyGram Shares for which the tender has been withdrawn may be re-tendered at any time prior to the Expiration Date by following the procedures described under "The Offer--Procedure for Tendering PolyGram Shares" in the Offering Circular/Prospectus.

The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the U.S. Exchange Act is contained in the Offering Circular/Prospectus and is incorporated herein by reference.

The Offering Circular/Prospectus and the related Letter of Transmittal/Election Form and, if required, other relevant materials will be mailed to record holders of PolyGram U.S. Registered Shares whose names appear on the New York Registry and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the New York Registry or who are listed as participants in the Book-Entry Transfer Facility's security position listing for subsequent transmittal to beneficial owners of PolyGram U.S. Registered Shares. Copies of the offering documents will also be made available in the Netherlands in accordance with applicable Dutch rules and regulations.

THE OFFERING CIRCULAR/PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL/ELECTION FORM (FOR HOLDERS OF POLYGRAM U.S. REGISTERED SHARES) OR THE RELATED APPLICATION FORM/DEED OF TRANSFER (FOR HOLDERS OF DUTCH POLYGRAM SHARES) CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BY HOLDERS OF POLYGRAM SHARES BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.


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Questions and requests for copies of the Offering Circular/Prospectus and the related Letter of Transmittal/Election Form or the related Application Form/Deed of Transfer and all other tender offer materials may be directed to the Information Agent or the Dealer Managers as set forth below, and copies will be furnished promptly at Seagram's expense. Except as set forth in the section of the Offering Circular/Prospectus entitled "The Offer--Fees and Expenses of the Offer," Seagram will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of PolyGram Shares pursuant to the Offer.

The Information Agent for the Offer is:
D.F. KING & CO., INC.
77 Water Street
New York, New York 10005
Banks and Brokers Call Collect (212) 269-5550
All Others Call Toll Free (800) 714-3311
The Dealer Managers for the Offer are:
MORGAN STANLEY DEAN WITTER
United States
1585 Broadway
New York, New York 10036
(800) 761-8950, Ext. 17938
Europe
Canary Wharf
25 Cabot Square
London E14 4QA
1-71-425-5082
and
BEAR, STEARNS & CO. INC.
United States
245 Park Avenue
New York, New York 10167
(877) 316-0172
Europe
Bear, Stearns International Limited
One Canada Square
London E14 5AD England
1-71-516-6936
November 4, 1998


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